Exhibit 5.8
CONSENT OF I. HOLLAND
     The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Northgate Minerals Corporation under the United States Securities Act of 1933, as amended, in connection with the report entitled “Technical Report on Fosterville Gold Mine, Victoria, Australia” dated March 25, 2008; and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.
Date: June 5, 2008

/s/ Ian Holland
By: Ian Holland, MAusIMM
Title:	Employee, Northgate Minerals Corporation